                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                          DELL COMPUTER CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                Not Applicable
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:
                                     N/A
- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
                                     N/A
- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                     N/A
- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
                                     N/A
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     (5) Total fee paid:
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- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act
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previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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

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                                      LOGO



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                      AND


                                PROXY STATEMENT






                           DELL COMPUTER CORPORATION
                         2214 WEST BRAKER LANE, SUITE D
                            AUSTIN, TEXAS 78758-4053

                           DELL COMPUTER CORPORATION
                         2214 WEST BRAKER LANE, SUITE D
                            AUSTIN, TEXAS 78758-4053

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Dell Computer Corporation:

     Notice is hereby given that the Annual Meeting of Stockholders of Dell Computer Corporation (the "Company") will be held at the Four Seasons Hotel, 98 San Jacinto Boulevard, Austin, Texas, on Friday, July 12, 1996 at 9:00 a.m., local time, for the following purposes:

     1. To elect three directors, each with a term of three years.

     2. To ratify the selection of Price Waterhouse LLP as the Company's independent accountants for fiscal 1997.

     3. To transact any other business that may properly come before the meeting.

Only stockholders of record at the close of business on May 17, 1996 are entitled to notice of and to vote at the Annual Meeting of Stockholders.

                             YOUR VOTE IS IMPORTANT

     You are urged to date, sign and return the enclosed proxy card promptly so that the presence of a quorum may be assured and so that your shares may be voted in accordance with your wishes. The prompt return of your signed proxy card, regardless of the number of shares you hold, will aid the Company in reducing the expenses of additional proxy solicitation. Signing and returning the proxy card does not affect your right to vote in person if you attend the meeting, and you are cordially invited to attend.

                                            By Order of the Board of Directors


                                            /s/ THOMAS B. GREEN
                                            Thomas B. Green
                                            Secretary

Austin, Texas
May 24, 1996

                        [DELL COMPUTER CORPORATION LOGO]

                           DELL COMPUTER CORPORATION
                         2214 WEST BRAKER LANE, SUITE D
                            AUSTIN, TEXAS 78758-4053

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

     The enclosed Proxy is for use at the Annual Meeting of Stockholders of Dell Computer Corporation, a Delaware corporation (the "Company"), which will be held at the Four Seasons Hotel, 98 San Jacinto Boulevard, Austin, Texas, at 9:00 a.m., local time, on Friday, July 12, 1996, and at any adjournments or postponements of that meeting. The Proxy is being solicited on behalf of the Board of Directors of the Company. By executing and returning the enclosed Proxy, you authorize the persons named in the Proxy to represent you and vote your shares at the Annual Meeting. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy are first being mailed to stockholders of the Company on or about May 28, 1996.

     Solicitation of Proxies may be made by mail, personal interview, telephone, telegraph or facsimile by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners, and the Company will reimburse the forwarding expenses. The Company will bear all costs of solicitation.

     Any stockholder in attendance at the Annual Meeting may vote in person. Shares held by stockholders not in attendance at the Annual Meeting may only be voted pursuant to a properly executed Proxy. A stockholder may revoke that Proxy at any time before its exercise at the Annual Meeting by delivering a written notice of revocation to the Company's Secretary, by executing and delivering a later-dated Proxy or by attending the Annual Meeting and voting in person.

     The record date established by the Board of Directors for the purpose of determining the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on May 17, 1996. The Company has only one class of capital stock entitled to be voted at the Annual Meeting, that being the Company's common stock, par value $.01 per share (the "Common Stock"). At the close of business on the record date, there were 93,770,584 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.

                               QUORUM AND VOTING

     In order for any business to be conducted at the Annual Meeting, a quorum of stockholders must be present, either in person or by proxy. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum. If a quorum is not present at the scheduled time of the Annual Meeting, the stockholders entitled to vote who are present in person or by proxy will have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present in person or by proxy, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

     Each holder of Common Stock will be entitled to one vote for each share of Common Stock owned of record by that stockholder at the close of business on May 17, 1996. Directors will be elected by a plurality of the votes of shares represented in person or by proxy and entitled to be voted at the Annual Meeting. The ratification of the selection of the Company's independent accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to be voted at the Annual Meeting. The votes will be tabulated by an automated system administered by the Company's transfer agent.

     Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners. If a broker holding shares in street name for a beneficial owner receives no instructions from the beneficial owner, the broker will be entitled to vote the shares on "discretionary" items but will not be permitted to vote the shares on "non-discretionary" items (in which case, the shares will be treated as "broker non-votes"). Abstentions will be included in the number of shares present at the Annual Meeting for purposes of determining whether a quorum is present, will be included in the number of shares voting on proposals presented to stockholders and will have the same effect as "no" votes. Shares that are treated as broker non-votes will be included in the number of shares present for purposes of determining whether a quorum is present but will otherwise be treated as shares not entitled to be voted on the items with respect to which the broker non-votes apply.

     Proxies in the accompanying form that are properly executed and returned will be voted at the Annual Meeting in accordance with the instructions on the Proxy. Any properly executed Proxy upon which no contrary instructions have been indicated will be voted as follows: FOR the election of the three persons named in this Proxy Statement as the Board of Directors' nominees for election to the Board of Directors; FOR the ratification of the selection of independent accountants; and in accordance with the discretion of the holders of the Proxy with respect to any other business that properly comes before the stockholders at the Annual Meeting. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting. If they deem it advisable, the persons named in the accompanying Proxy may also vote the Proxy to adjourn the Annual Meeting from time to time.

                     PROPOSALS FOR CONSIDERATION AND VOTING

PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Board of Directors has nominated Michael S. Dell, Michael H. Jordan and Klaus S. Luft for reelection as directors of the Company at the Annual Meeting. All three nominees are currently serving as directors of the Company and, if reelected, will be designated as Class II directors with terms to expire at the annual meeting of stockholders to be held in 1999 when their successors are elected and qualified. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES. Set forth below is biographical information about each of the nominees.

     MICHAEL S. DELL. Mr. Dell, age 31, has been Chairman of the Board, Chief Executive Officer and a Director of the Company since May 1984. Mr. Dell founded the Company in 1984 while attending the University of Texas at Austin. He is a member of the Board of Directors of the United States Chamber of Commerce and the Computerworld/Smithsonian Awards and is an advisor to the Innovative Technology Management Association at The University of Texas at Austin.

     MICHAEL H. JORDAN. Mr. Jordan, age 59, has been a Director of the Company since December 1992. Mr. Jordan is Chairman and Chief Executive Officer of Westinghouse Electric Corporation, positions he has held since July 1993. Prior to joining Westinghouse, he was a principal with the investment firm of Clayton, Dubilier and Rice from September 1992 through June 1993, Chairman of PepsiCo International from December 1990 through July 1992 and Chairman of PepsiCo World-Wide Foods from December 1986 to December 1990. Mr. Jordan is also a member of the Boards of Directors of Aetna Life & Casualty Co., Melville Corp. and Rhone-Poulenc Rorer Inc.

     KLAUS S. LUFT. Mr. Luft, age 54, has been a Director of the Company since March 1995. Mr. Luft is the founder, owner and President of MATCH -- Market Access for Technology Services GmbH, a private company established in 1994 and headquartered in Munich, Germany. MATCH provides sales and marketing services to high technology companies. Since August 1990, Mr. Luft has served and continues to serve as International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, Mr. Luft was Chief Executive Officer of Nixdorf Computer AG, a manufacturer of computer systems in Paderborn, Germany, where he also held various other executive positions for more than 17 years in marketing, manufacturing and finance.

     Should any of the above nominees become unable or unwilling to accept nomination or election, the persons acting under the Proxy will vote for the election of a substitute nominee recommended by the Board of Directors or, if the current Board of Directors so determines, the number of directors constituting the entire Board of Directors will be reduced. The Board of Directors has no reason to believe that any nominee named above will be unable or unwilling to serve if elected.

PROPOSAL 2 -- SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse LLP as the Company's independent accountants for fiscal 1997. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THAT SELECTION. Price Waterhouse LLP has been the Company's independent accountants for each of the past ten fiscal years. The Company expects that representatives of Price Waterhouse LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

                        DIRECTORS AND EXECUTIVE OFFICERS

     GENERAL. The following is a list of the persons who will constitute the Company's Board of Directors following the Annual Meeting (assuming reelection of the nominees named above) and the persons who were serving as executive officers of the Company as of May 20, 1996.

              NAME                 AGE                          POSITION
- --------------------------------   ---    ----------------------------------------------------
Michael S. Dell.................   31     Chairman of the Board, Chief Executive Officer and
                                            Director (Class II)
Donald J. Carty.................   49     Director (Class I)
Paul O. Hirschbiel, Jr..........   43     Director (Class I)
Michael H. Jordan...............   59     Director (Class II)
George Kozmetsky................   78     Director (Class III)
Thomas W. Luce III..............   55     Director (Class I)
Klaus S. Luft...................   54     Director (Class II)
Claudine B. Malone..............   60     Director (Class III)
Michael A. Miles................   56     Director (Class III)

Morton L. Topfer................   59     Vice Chairman
Eric F. Harslem.................   50     Senior Vice President, Product and Technology
                                            Strategy
Thomas J. Meredith..............   45     Senior Vice President, Finance and Information
                                            Systems and Chief Financial Officer
Martyn R. Ratcliffe.............   34     Senior Vice President, General Manager - Europe
Kevin B. Rollins................   43     Senior Vice President, General Manager - Americas
Hiroshi Fukino..................   54     Vice President, General Manager - Japan
Thomas B. Green.................   41     General Counsel and Secretary
Phillip E. Kelly................   38     Vice President, General Manager - Asia Pacific
John K. Medica..................   37     Vice President, Chief Operating Officer - Japan
Julie A. Sackett................   52     Vice President, Human Resources
Alex C. Smith...................   36     Vice President, Treasurer
Catherine P. Thompson...........   43     Vice President, Corporate Controller

     The Company has classified its Board of Directors into three classes. Directors in each class are elected to serve for three-year terms and until their successors are elected and qualified. Each year, the directors of one class stand for election as their terms of office expire. The terms of office of the Class II directors expire at the Annual Meeting to which this Proxy Statement relates, and the terms of office of the persons elected at the Annual Meeting will expire at the annual meeting of stockholders to be held in 1999. The terms of office of the Class I and Class III directors expire at the annual meeting of stockholders to be held in 1998 and 1997, respectively. The class designation of each of the Company's directors is indicated in the list above. The Company's executive officers are appointed by, and serve at the discretion of, the Board of Directors.

     BIOGRAPHICAL INFORMATION. Set forth below is biographical information about each of the Company's directors and executive officers, except for Mr. Dell, Mr. Jordan and Mr. Luft, whose biographical information is included in "Proposals for Consideration and Voting - Proposal 1 -- Election of Directors" above.

     Donald J. Carty. Mr. Carty has been a Director of the Company since December 1992. Mr. Carty is President of American Airlines, Inc., a subsidiary of AMR Corporation, and President of AMR Airline Group, positions he has held since March 1995. He is also Executive Vice President of AMR Corporation. From October 1989 to March 1995, Mr. Carty held the positions of Chief Financial Officer of AMR Corporation and Executive Vice President, Finance & Planning for AMR Corporation and American Airlines, Inc. He has held senior vice presidential positions with American Airlines, Inc. since 1988. Mr. Carty serves on the Board of Trustees of Queen's University in Kingston, Ontario, and on the Board of Directors of Canadian Airlines International Limited.

     Paul O. Hirschbiel, Jr. Mr. Hirschbiel has been a Director of the Company since October 1987. Mr. Hirschbiel is a Vice President of Prudential Equity Investors, Inc. and has held the position of Vice President or Director with that firm since September 1983. Mr. Hirschbiel originally became a Director of the Company pursuant to the terms of a stock purchase agreement entered into in connection with the issuance by the Company of a series of convertible preferred stock in October 1987. Mr. Hirschbiel received a Bachelor of Arts degree and a Masters of Business Administration degree from the University of North Carolina at Chapel Hill.

     George Kozmetsky. Dr. Kozmetsky has been a Director of the Company since March 1987. Dr. Kozmetsky serves as Executive Associate for Economic Affairs of The University of Texas System, a position he has held since 1966. He is also Chairman of the Advisory Board and a Senior Research Fellow of IC(2) Institute of The University of Texas at Austin and was a Director of IC(2) Institute from 1977 to 1995. Dr. Kozmetsky is a co-founder and former Executive Vice President of Teledyne, Inc. Dr. Kozmetsky received a Doctor of Philosophy degree in Commercial Science and a Masters of Business Administration degree from Harvard University and a Bachelor of Arts degree from the University of Washington.

     Thomas W. Luce III. Mr. Luce has been a Director of the Company since November 1991. Mr. Luce is a senior partner with the law firm Hughes & Luce, L.L.P., Dallas, Texas, having co-founded the firm in 1973. From October 1991 through April 1992, Mr. Luce was Chairman of the Board and Chief Executive Officer of First Southwest Company, a Dallas-based investment firm that is a member of the National Association of Securities Dealers, Inc. He is also a member of the Board of Directors of Enserch Corporation.

     Claudine B. Malone. Ms. Malone has been a Director of the Company since February 1993. Ms. Malone is President of Financial & Management Consulting, Inc., a firm she founded in 1982. She has taught at the business schools of the University of Virginia, Harvard University and Georgetown University. Ms. Malone is a trustee of the Massachusetts Institute of Technology and the Chairman of the Federal Reserve Bank of Richmond. She is also a member of the Boards of Directors of Hannaford Brothers Co., Hasbro, Inc., Houghton Mifflin Corp., Lafarge Corp., The Limited, Inc., Lowe's Companies, Mallinckrodt Group Inc., Penn Mutual Life Insurance Co., SAIC and Union Pacific Resources Corporation.

     Michael A. Miles. Mr. Miles has been a Director of the Company since February 1995. He is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in that position from September 1991 to July 1994. Prior to assuming that position, Mr. Miles was Vice Chairman and a member of the Board of Directors of Philip Morris Companies Inc. and Chairman and Chief Executive Officer of Kraft General Foods, Inc., positions he held from December 1989. Mr. Miles is also a Special Limited Partner in the investment firm of Forstmann Little and Co. He is a member of Chase Manhattan's International Advisory Committee and is a trustee of Northwestern University. Mr. Miles is also a member of the Boards of Directors of Dean Witter Discover & Co., Sears, Roebuck and Co., Time Warner Inc. and Allstate, Inc.

     Morton L. Topfer. Mr. Topfer has been Vice Chairman of the Company since June 1994. In this position, Mr. Topfer shares the office of the Chief Executive Officer with Mr. Dell. For 23 years prior to joining the Company, Mr. Topfer held various positions with Motorola, Inc., last serving as Corporate Executive Vice President and President of the Land Mobile Products Sector. Mr. Topfer received a Bachelor of Science degree in Physics from Brooklyn College and a Master of Science degree in Physics from the Polytechnic Institute of Brooklyn. He is a member of the Board of Directors of Autodesk, Inc.

     Eric F. Harslem. Mr. Harslem joined the Company as Senior Vice President, Product Group in June 1993 and was named Senior Vice President, Product and Technology Strategy in May 1996. Prior to joining the Company, he was Vice President of the Macintosh Desktop Division of Apple Computer Corporation, where he had been employed since 1983. Mr. Harslem received a Bachelor of Science degree in Engineering from the California Institute of Technology and a Master of Science degree in Computer Science from the University of Wisconsin.

     Thomas J. Meredith. Mr. Meredith joined the Company in November 1992 as Chief Financial Officer. He also served as Treasurer of the Company from November 1992 until March 1994. In September 1995, Mr. Meredith was named Senior Vice President, Finance and Information Systems and retained the position of Chief Financial Officer. Prior to joining the Company, Mr. Meredith was Vice President and Treasurer of Sun Microsystems, Inc. from April 1990 to November 1992 and held various financial positions with Amdahl Corporation before that time, last serving as President of Amdahl Capital Corporation. Mr. Meredith received a Bachelor of Science degree in political science from St. Francis College in Loretto, Pennsylvania, a Juris Doctor degree from Duquesne University and a Master of Law degree in Taxation from Georgetown University.

     Martyn R. Ratcliffe. Mr. Ratcliffe joined the Company in January 1994 as Vice President, Europe, was named Vice President, General Manager - Europe in March 1995 and was named Senior Vice President, General Manager - Europe in March 1996. Prior to joining the Company, Mr. Ratcliffe served as the President and Chief Operating Officer of Zeos International Ltd. from November 1992 to December 1993 and Chief Operating Officer of VTech Computers Inc. from February 1992 to October 1992. Mr. Ratcliffe also held various positions with Technophone Ltd. and Nokia Mobile Phones, which acquired Technophone Ltd., from June 1988 to December 1991. Mr. Ratcliffe received a Bachelor of Science degree in Physics from the University of Bath, Avon, U.K., and a Master of Business Administration degree from the City University Business School, London, U.K.

     Kevin B. Rollins. Mr. Rollins joined the Company in April 1996 as Senior Vice President, Corporate Strategy and was named Senior Vice President, General Manager - Americas in May 1996. For 12 years prior to joining the Company, Mr. Rollins was employed by Bain and Company, an international strategy consulting firm, most recently serving as a director and partner. Mr. Rollins received a Master of Business Administration degree and Bachelor degrees in Humanities and Civil Engineering from Brigham Young University.

     Hiroshi Fukino. Mr. Fukino joined the Company in September 1994 as Chairman and Representative Director of Dell Computer K.K., the Company's Japanese subsidiary. Mr. Fukino was named Vice President, General Manager - Japan in May 1995. For 19 years prior to joining the Company, Mr. Fukino was employed by Seiko Instruments USA Inc., last serving as Chairman and Chief Executive Officer. Mr Fukino is a graduate of Hitotsubashi University and of the Advanced Management Program at the Harvard Business School.

     Thomas B. Green. Mr. Green joined the Company in August 1994 as General Counsel and Secretary. Before joining the Company, Mr. Green served as Executive Vice President and General Counsel of Chicago Title & Trust Company, where he was employed from October 1992 to July 1994, and as Executive Vice President and General Counsel of Trammell Crow Company from October 1990 to October 1992. From February 1989 to October 1990, Mr. Green was employed by the law firm of Jones, Day, Reavis & Pogue, Dallas, Texas, last serving as a partner in that firm. Mr. Green received a Bachelor of Arts degree in English and a Juris Doctor degree from the University of Utah.

     Phillip E. Kelly. Mr. Kelly joined the Company in November 1994 as Vice President, General Manager - Asia Pacific. For 14 years prior to joining the Company, Mr. Kelly held various positions with Motorola, Inc., last serving as Vice President and General Manager for the North Asian Division of the Land Mobile Products Sector, based in Hong Kong. Mr. Kelly received a Bachelor of Business Administration degree from the University of San Diego.

     John K. Medica. Mr. Medica joined the Company in March 1993 as Vice President of the Company's Portable Products Group. He was named Vice President, Chief Operating Officer - Japan in March 1996. For ten years prior to joining the Company, Mr. Medica held various positions with Apple Computer Corporation, last serving as Senior Director for Macintosh portable engineer-ing. Mr. Medica received a Bachelor of Science degree in Engineering from Manhattan College and a Master of Business Administration degree from Wake Forest University.

     Julie A. Sackett. Ms. Sackett joined the Company in November 1994 as Vice President, Human Resources. From October 1992 to November 1994, Ms. Sackett served as Vice President of Human Resources of Sequent Computer Systems, Inc. For 18 years prior to that time, she held a series of human resource management positions with Motorola, Inc., including Vice President of Corporate Compensation and Benefits, Vice President of Personnel Services for the Semiconductor Sector and Vice President and Director of Human Resources and Security for the Government Electronics Group. Ms. Sackett received a Master of Business Administration degree from the University of Chicago.

     Alex C. Smith. Mr. Smith has been employed by the Company since April 1991, serving as Finance Manager from April 1991 to November 1993 and Director of Treasury Operations from November 1993 to November 1995, when he was named Vice President, Treasurer. Prior to joining the Company, Mr. Smith held various treasury management positions with Commodore International and Electronic Data Systems Corporation. Mr. Smith received a Bachelor of Science and Business Administration degree in Economics from the University of Florida and a Master of International Management degree in Finance from the American Graduate School of International Management.

     Catherine P. Thompson. Ms. Thompson joined the Company in August 1993 as Vice President, Internal Audit. In May 1995, she was named Vice President, Corporate Controller. For 12 years prior to joining the Company, Ms. Thompson was employed by the accounting firm of Arthur Andersen & Co., last serving as a partner. Ms. Thompson received a Bachelor of Business Administration degree in Accounting from The University of Texas at Austin, where she is chairperson of the Advisory Council to the School of Accounting.

     MEETINGS AND COMMITTEES OF DIRECTORS. The Board of Directors held four meetings during fiscal 1996. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which that director served.

     The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating Committee.

     The Audit Committee is responsible for approving the scope of the annual audit and for making recommendations to the Board of Directors concerning the selection of the Company's independent accountants. The Audit Committee also reports to the Board of Directors concerning the Company's internal accounting controls, factors that may affect the integrity of the Company's financial reports, compliance by the Company's management and employees with Company policies and other matters. The members of the Audit Committee are Mr. Carty (Chairman), Dr. Kozmetsky and Mr. Luce. They also served as members of the Audit Committee during fiscal 1996. The Audit Committee held four meetings during fiscal 1996.

     The Compensation Committee is responsible for determining the compensation for the Company's senior management and establishing compensation policies for Company employees generally. The Compensation Committee also administers the Company's stock-based compensation plans and employee stock purchase plan. The members of the Compensation Committee are Ms. Malone (Chairman), Mr. Jordan and Mr. Miles. They also served as members of the Compensation Committee during fiscal 1996. The Compensation Committee held six meetings during fiscal 1996.

     The Finance Committee is responsible for considering and recommending to the Board of Directors proposed strategies, policies and actions related to finance and economics. The members of the Finance Committee are Mr. Hirschbiel (Chairman), Mr. Carty, Ms. Malone and Mr. Luft. Mr. Hirschbiel, Mr. Carty and Ms. Malone served as members of the Finance Committee during fiscal 1996, and Mr. Luft was appointed to the Finance Committee in May 1995. The Finance Committee held five meetings during fiscal 1996.

     The Nominating Committee is responsible for recruiting and recommending candidates for membership to the Board of Directors and for recommending to the Chairman of the Board the structure and membership of the committees of the Board of Directors. The members of the Nominating Committee are Mr. Miles (Chairman) and Dr. Kozmetsky. They also served as members of the Nominating Committee during fiscal 1996. The Nominating Committee held one meeting during fiscal 1996. For information about suggesting candidates for consideration as nominees for election to the Board of Directors, see "Additional
Information -- Stockholder
Proposals" below.

                            MANAGEMENT COMPENSATION

     All Common Stock information has been adjusted to take into account the two-for-one split of the Common Stock in October 1995.

COMPENSATION OF DIRECTORS

     The following is a description of the compensation arrangements for the Company's non-employee directors. Executive officers or other employees of the Company who also serve as directors do not receive additional compensation for serving on the Board of Directors.

     ANNUAL CASH PAYMENTS. During each fiscal year, each non-employee director receives an annual retainer fee and an additional $1,000 for each Board of Directors meeting attended during the fiscal year. The amount of the annual retainer fee was $25,000 for fiscal 1996 and is $30,000 for fiscal 1997. The annual retainer fee is paid at the first meeting of the Board of Directors following the annual meeting of stockholders.

     The Company maintains a deferred compensation plan for the non-employee directors, pursuant to which a director may elect to defer all or a portion of his or her annual retainer fee. The deferred amounts are invested among various funds designated by the plan administrator and may not be invested in Common Stock or other Company securities. The deferred amounts (and any earnings thereon) are payable to the director upon termination of service as a member of the Board of Directors or to the director's named beneficiary in the event of death. Distribution of the deferred amounts (and any earnings thereon) may be made, at the election of the participating director, in a lump sum or in annual, quarterly or monthly installments over a period of up to ten years.

     A non-employee director may elect to receive an option to purchase Common Stock in lieu of all or a portion of the director's annual retainer fee. If a director so elects, the option is granted on the date the annual retainer fee would otherwise have been paid. The number of shares subject to the option is determined by dividing the amount of the annual retainer fee subject to the election by the value of an option for one share of Common Stock (calculated pursuant to the Black-Scholes model). The exercise price of the option is the average of the high and low reported sales price of the Common Stock on the date of grant. The option vests and becomes exercisable with respect to 20% of the shares on each of the first five anniversaries of the date of grant and terminates on the tenth anniversary of the date of grant.

     OPTION AWARDS. Under the terms of the Dell Computer Corporation Incentive Plan dated June 22, 1994, as amended (the "Incentive Plan"), each non-employee director receives an option to purchase 30,000 shares of Common Stock at the time the director begins serving as a member of the Board of Directors. This option award is granted on the date after the first meeting of the Board of Directors that the director attends. In addition, during each fiscal year, each non-employee director who is serving as a member of the Board of Directors both immediately before and immediately after the annual meeting of stockholders held during that fiscal year receives an option to purchase 12,000 shares of Common Stock. This option award is granted on the date of the first meeting of the Board of Directors following the annual meeting of stockholders.

     In each case, the exercise price of the option is equal to the average of the high and low reported sales price of the Common Stock on the date of grant. The option vests and becomes exercisable with respect to 20% of the shares on each of the first five anniversaries of the date of grant, so long as the director remains a member of the Board of Directors through those dates. The option terminates when the director ceases to be a member of the Board of Directors (if the Board of Directors demands or requests the director's resignation), 90 days after the director ceases to be a member of the Board of Directors (if the director resigns for any other reason) or one year after the director ceases to be a member of the Board of Directors because of death or permanent disability. In any event, the option terminates on the tenth anniversary of the date of grant.

     OTHER BENEFITS. The Company reimburses non-employee directors for their reasonable expenses associated with attending Board of Directors meetings and provides the directors with liability insurance coverage with respect to their activities as directors of the Company.

     COMPENSATION DURING FISCAL 1996. The following table describes the fiscal 1996 fees and stock option grants for each of the Company's non-employee directors.

                                                                            OPTIONS
                           NAME                            FEES           GRANTED(A)
    --------------------------------------------------  -----------    -----------------
    Mr. Carty.........................................  $ 29,000(b)        12,000 shares
    Mr. Hirschbiel....................................  $    28,000        12,000 shares
    Mr. Jordan........................................  $    28,000        12,000 shares
    Dr. Kozmetsky.....................................  $    29,000        12,000 shares
    Mr. Luce..........................................  $    29,000        12,000 shares
    Mr. Luft..........................................  $    29,000     42,000 shares(c)
    Ms. Malone........................................  $    29,000        12,000 shares
    Mr. Miles.........................................  $ 28,000(b)     42,000 shares(c)

- ---------------

(a) On August 24, 1995 (the date of the first Board of Directors meeting following last year's annual meeting of stockholders), each non-employee director received an option to purchase 12,000 shares with an exercise price of $37.16 per share.

(b) Elected to defer $25,000 of this amount pursuant to the deferred compensation plan described above.

(c) Mr. Miles was appointed to the Board of Directors in February 1995, and Mr. Luft was appointed to the Board of Directors in March 1995. Accordingly, in addition to the options referred to in note (a) above, on March 2, 1995, each of Mr. Luft and Mr. Miles received an option to purchase 30,000 shares with an exercise price of $20.125 per share.

COMPENSATION OF EXECUTIVE OFFICERS

     GENERAL. The compensation paid to the Company's executive officers is administered by the Compensation Committee of the Board of Directors and consists of base salaries, annual bonuses, awards made pursuant to the Company's Incentive Plan, contributions to the Company-sponsored 401(k) retirement plan and deferred compensation plan and miscellaneous benefits. The following table summarizes the total compensation for each of the last three fiscal years awarded to, earned by or paid to the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) who were serving as executive officers at the end of fiscal 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                   ANNUAL COMPENSATION                   AWARDS
                                            ---------------------------------    -----------------------
                                                                      OTHER                     SHARES
                                                                     ANNUAL      RESTRICTED     UNDER-      ALL OTHER
            NAME AND              FISCAL                             COMPEN-       STOCK        LYING        COMPEN-
       PRINCIPAL POSITION          YEAR      SALARY      BONUS      SATION(A)    AWARDS(B)    OPTIONS(C)    SATION(D)
- --------------------------------  ------    --------    --------    ---------    ---------    ----------    ----------
MICHAEL S. DELL.................   1996     $568,629    $731,421    $ 92,541     $      0        60,000      $ 24,044
Chairman of the Board,             1995      374,850     443,182      92,789            0             0        10,308
Chief Executive Officer            1994      358,994           0      33,844            0             0        13,614

MORTON L. TOPFER................   1996      490,892     631,429     116,515      640,000       275,000        27,652
Vice Chairman                      1995      300,000     266,015      82,039            0       415,000         4,400
                                   1994           --          --          --           --            --            --

ERIC F. HARSLEM.................   1996      364,062     351,217      14,625      640,000        37,000        20,143
Senior Vice President,             1995      345,125     306,028      83,802            0        43,518         4,620
Product Group                      1994      196,250           0     293,472            0       261,600             0

THOMAS J. MEREDITH..............   1996      327,635     316,075      41,534      320,000        28,000        16,621
Senior Vice President,             1995      277,894     246,414      71,048            0        32,152         9,785
Finance and Information            1994      265,000           0     178,457            0        62,866         9,744
Systems and Chief
Financial Officer

RICHARD N. SNYDER(E)............   1996      367,806     298,615     186,162     4,565,000       66,000         4,613
Senior Vice President,             1995           --          --          --           --            --            --
General Manager --                 1994           --          --          --           --            --            --
Dell Americas

- ---------------

(a) The amounts shown in this column include amounts paid by the Company for personal financial counseling and tax planning services and reimbursement for the related tax liability (Mr. Dell, $92,541 in fiscal 1996, $92,789 in fiscal 1995 and $33,844 in fiscal 1994; Mr. Topfer, $34,031 in fiscal 1996 and $7,496 in fiscal 1995; Mr. Harslem, $14,625 in fiscal 1996, $23,457 in fiscal 1995 and $2,825 in fiscal 1994; Mr. Meredith, $39,485 in fiscal 1996, $68,779 in fiscal 1995 and $77,125 in fiscal 1994; and Mr. Snyder, $13,863 in fiscal 1996) and relocation expenses paid by the Company and reimbursement for the related tax liability (Mr. Topfer, $82,484 in fiscal 1996 and $74,543 in fiscal 1995; Mr. Harslem, $58,861 in fiscal 1995 and $151,947 in fiscal 1994; Mr. Meredith, $161,332 in fiscal 1994; and Mr. Snyder, $162,299 in fiscal 1996). For Mr. Harslem and Mr. Snyder, the amounts shown also include the amount of bonus paid on commencement of employment (Mr. Harslem, $138,700 in fiscal 1994; and Mr. Snyder, $10,000 in fiscal 1996). For Mr. Harslem and Mr. Meredith, the amounts shown also include imputed interest on below-market loans that have since been repaid (Mr. Harslem, $1,484 in fiscal 1995; and Mr. Meredith, $2,049 in fiscal 1996 and $2,269 in fiscal 1995).

(b) For Mr. Topfer, Mr. Harslem and Mr. Meredith, the amounts shown represent the value of the following number of shares of Common Stock awarded on July 24, 1995: Mr. Topfer, 20,000; Mr. Harslem, 20,000; and Mr. Meredith, 10,000.
    Such values were calculated using the closing sales price of the Common Stock on the date of grant, which was $32.00. Such shares are subject to vesting and transfer restrictions that will lapse in accordance with the following schedules: for Mr. Topfer, such restrictions will lapse with respect to all of the shares on the fourth anniversary of the date of grant; for Mr. Harslem, such restrictions will lapse with respect to all of the shares on the second anniversary of the date of grant; and for Mr. Meredith, such restrictions will lapse with respect to one-seventh of the shares on each of the first seven anniversaries of the date of grant. In addition, such shares are subject to forfeiture (and any gain realized on the sale of such shares is subject to repayment to the Company) if the executive competes with the Company within two years after terminating his employment with the Company.

    For Mr. Snyder, the amount shown represents the value of 220,000 shares of Common Stock that were awarded on February 27, 1995 upon the commencement of Mr. Snyder's employment with the Company. Such value was calculated using the closing sales price of the Common Stock on the date of grant, which was $20.75. Of the total number of shares, 70,000 were subject to vesting and transfer restrictions that were to lapse with respect to one-fifth of such shares on the first five anniversaries of the date of grant, and 150,000 of such shares were subject to vesting and transfer restrictions that were to lapse with respect to one-seventh of such shares on each of the first seven anniversaries of the date of grant (subject to accelerated vesting if certain stock price performance criteria were met). Pursuant to the terms of the restricted stock awards, a total of 46,142 of such shares vested on February 27, 1996 (such shares having an aggregate value of $1,632,273 based on the closing sales price of the Common Stock on that date). Mr. Snyder's employment with the Company terminated on March 29, 1996, and as part of the separation arrangements between Mr. Snyder and the Company, all 173,858 unvested shares were forfeited by Mr. Snyder. See note (e) below.

    The total number and value of the shares of restricted stock held by the Named Executive Officers as of the end of fiscal 1996 are as follows, with the values based on the closing sales price of the Common Stock on the last trading day of fiscal 1996 ($27.50):

                                                                          NUMBER
                                                                         OF SHARES           VALUE
                                                                         ---------         ----------
                    Mr. Dell...........................................         0          $        0
                    Mr. Topfer.........................................    20,000             550,000
                    Mr. Harslem........................................    20,000             550,000
                    Mr. Meredith.......................................    10,000             275,000
                    Mr. Snyder.........................................   220,000           6,050,000

    As noted above, Mr. Snyder forfeited 173,856 of such shares (with a fiscal year-end value of $4,781,040) on March 29, 1996 upon the termination of his employment with the Company.

    When and if the Board of Directors declares and pays dividends on the Common Stock, such dividends will be paid on the outstanding shares of restricted stock described in this note at the same rate as they are paid to all stockholders.

(c) For information regarding the stock option grants made during fiscal 1996, see the table titled "Option Grants in Last Fiscal Year" under "Management Compensation -- Compensation of Executive Officers -- Incentive Plan Awards" below.

(d) Includes the value of the Company's contributions to the Company-sponsored 401(k) retirement savings plan that is available to all Company employees and the amount of the Company's contributions to the deferred compensation plan that is available to certain members of the Company's management. Both of these plans are described below.

(e) Mr. Snyder's employment with the Company terminated on March 29, 1996. For a description of the separation arrangements between Mr. Snyder and the Company, see "Certain Relationships and Related Transactions -- Transactions with Management" below.

     INCENTIVE PLAN AWARDS. The Company's Incentive Plan provides for the granting of incentive awards in the form of stock options, stock appreciation rights, stock and cash to directors, executive officers and key employees of the Company and its subsidiaries and certain other persons who provide consulting or advisory services to the Company. An aggregate of 17,001,846 shares of Common Stock may be issued pursuant to awards under the Incentive Plan, and at the end of fiscal 1996, 8,480,235 shares of Common Stock remained available for issuance under Incentive Plan awards.

     Information about restricted stock awards made to the Named Executive Officers during fiscal 1996 is set forth in note (b) to the Summary Compensation Table above. The following table sets forth information about stock option grants made to the Named Executive Officers during fiscal 1996. The Company has not made any awards of stock appreciation rights to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                                 ----------------------------------------------------------------------
                                   NUMBER       PERCENTAGE OF
                                 OF SHARES      TOTAL OPTIONS
                                 UNDERLYING      GRANTED TO       EXERCISE                                  GRANT DATE
                                  OPTIONS       EMPLOYEES IN        PRICE        GRANT       EXPIRATION      PRESENT
             NAME                 GRANTED        FISCAL YEAR      PER SHARE       DATE          DATE         VALUE(A)
- -------------------------------  ----------     -------------     ---------     --------     ----------     ----------
Mr. Dell.......................   60,000(b)         1.50%          $ 31.41       7-24-95       7-24-05      $ 766,350
Mr. Topfer.....................   50,000(b)         1.25             31.41       7-24-95       7-24-05        638,625
                                 225,000(c)         5.64             35.44      12-22-95      12-22-05      3,376,913
Mr. Harslem....................   37,000(b)         0.93             31.41       7-24-95       7-24-05        472,583
Mr. Meredith...................   28,000(b)         0.70             31.41       7-24-95       7-24-05        357,630
Mr. Snyder(d)..................   26,000(e)         0.65             21.19       2-27-95       2-27-05        227,812
                                  40,000(f)         1.00             31.41       7-24-95       7-24-05        510,900

- ---------------

(a) Calculated using the Black-Scholes model. The material assumptions and adjustments incorporated into the Black-Scholes model in making such calculations include the following: (1) an interest rate representing the interest rate on U.S. Treasury securities with a maturity date corresponding to the option term; (2) volatility determined using daily prices for the Common Stock during the one-year period immediately preceding date of grant;
    (3) a dividend rate of $0; and (4) in each case, a reduction of 35% to reflect the probability of forfeiture due to termination of employment prior to vesting and the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend on the future market prices of the Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, that an optionee will recognize upon exercise of an option will depend on the difference between the market value of the Common Stock on the date the option is exercised and the applicable exercise price.

(b) These options will vest and become exercisable with respect to one-fifth of the underlying shares on each of the first five anniversaries of the date of grant.

(c) These options will vest and become exercisable with respect to one-fourth of the underlying shares on each of the third, fourth, fifth and sixth anniversaries of the date of grant.

(d) Mr. Snyder's employment with the Company terminated on March 29, 1996. For a description of the separation arrangements between Mr. Snyder and the Company, see "Certain Relationships and Related Transactions -- Transactions with Management" below.

(e) These options were granted upon the commencement of Mr. Snyder's employment with the Company and were to vest and become exercisable with respect to one-fifth of the underlying shares on each of the first five anniversaries of the date of grant. On February 29, 1996, Mr. Snyder exercised the option with respect to 5,200 shares. Mr. Snyder's employment with the Company terminated on March 29, 1996, and in connection therewith, Mr. Snyder forfeited the remaining options with respect to 20,800 shares.

(f) These options were to vest and become exercisable with respect to one-fifth of the underlying shares on each of the first five anniversaries of the date of grant. Mr. Snyder's employment with the Company terminated on March 29, 1996, and in connection therewith, Mr. Snyder forfeited all of such options.

     The following table sets forth, for each Named Executive Officer, information concerning the exercise of stock options during fiscal 1996 and the value of unexercised stock options at the end of fiscal 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SHARES              VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                             SHARES                       OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END(B)
                            ACQUIRED         VALUE       ----------------------------    ----------------------------
          NAME             ON EXERCISE    REALIZED(A)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- -------------------------  -----------    -----------    -----------    -------------    -----------    -------------
Mr. Dell.................          0      $        0             0          60,000        $       0      $         0
Mr. Topfer...............     85,000       2,221,075        15,375         589,625          220,884        7,235,579
Mr. Harslem..............     50,000       1,274,750        33,343         208,775          526,594        3,854,917
Mr. Meredith.............     20,000         603,700        75,976         177,042          929,178        3,145,919
Mr. Snyder(c)............          0               0             0          66,000                0          164,125

- ---------------

(a) Calculated using the difference between (1) the actual sales price of the underlying shares (if the underlying shares were sold immediately upon exercise) or the closing sales price of the Common Stock on the date of exercise (if the underlying shares were not sold immediately upon exercise) and (2) the exercise price.

(b) Amounts were calculated by multiplying the number of unexercised options by the closing sales price of the Common Stock on the last trading day of fiscal 1996 ($27.50) and subtracting the exercise price.

(c) Mr. Snyder's employment with the Company terminated on March 29, 1996. For a description of the separation arrangements between Mr. Snyder and the Company, see "Certain Relationships and Related Transactions -- Transactions with Management" below. Options with respect to 5,200 shares vested and became exercisable on February 27, 1996, and Mr. Snyder exercised such options on February 29, 1996. In connection with Mr. Snyder's termination of employment, all remaining options were forfeited.

     During fiscal 1996, the Company implemented an executive stock ownership incentive program under the Incentive Plan. Under this program, certain members of management (including the executive officers) may elect, on an annual basis, to receive stock options in lieu of all or a portion of the annual bonus that they would otherwise receive. The exercise price of the options is 80% of the fair market value of the Common Stock on the date of issuance. The number of shares subject to any such option is dependent on the amount of bonus a participant designates for the program and is calculated by dividing the designated bonus amount by 20% of the fair market value of the Common Stock on the date of issuance. The options are fully vested at the time of issuance but are not exercisable for a period of one year. All decisions regarding participation in the program and the amount of bonus to designate must be made several months in advance of the anticipated bonus payment date. The program was first effective for bonuses paid in March 1996 with respect to fiscal 1996, and 46 persons (but none of the Named Executive Officers) elected to participate in the program with respect to such bonus payments.

     401(K) RETIREMENT PLAN. The Company maintains a defined contribution retirement plan that complies with the provisions of Section 401(k) of the Internal Revenue Code. Substantially all U.S. employees are eligible to participate in the plan, and eligibility for participation commences upon hiring. Under the terms of the plan, the Company currently matches 100% of each employee participant's voluntary contributions, subject to a maximum Company contribution of 3% of the employee's compensation. The Company's matching contributions are made in the form of Common Stock and vest at the rate of 20% on each of the first five anniversaries of the date of hire. After the completion of five years of service with the Company, a participant may elect to transfer the portion of his or her funds held in the form of Common Stock to another available investment fund. During fiscal 1996, the Company made a one-time contribution for every eligible employee, regardless of whether the employee was a plan participant, equal to 2% of the employee's actual earnings during calendar 1995.

     DEFERRED COMPENSATION PLAN. The Company maintains a deferred compensation plan, pursuant to which certain members of management (including the executive officers) may elect to defer a portion of his or her annual compensation. The Company matches 100% of the employee's voluntary contributions not in excess of 3% of annual compensation. The funds attributable to a participant (including voluntary contributions and matching contributions) are invested among various funds designated by the plan administrator and may not be invested in Common Stock or other Company securities. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant's beneficiary in a lump sum or in annual, quarterly or monthly installments over a period of up to ten years. A participant whose employment with the Company is terminated prior to death or retirement is entitled to receive his or her contributions to the plan (and any earnings thereon) but is entitled to receive the Company's matching contributions only if the participant has completed four years of service with the Company.

     EMPLOYEE STOCK PURCHASE PLAN. The Company maintains an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits substantially all employees to purchase shares of Common Stock. Participating employees may purchase Common Stock at the end of each participation period at a purchase price equal to 85% of the lower of the fair market value of the Common Stock at the beginning or the end of the participation period. Participation periods are semi-annual and begin on January 1 and July 1 of each year. Employees may designate up to 10% of their base compensation for the purchase of Common Stock under the plan.

     EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS. Each of the Named Executive Officers has entered into an employment agreement with the Company. For the Named Executive Officers other than Mr. Dell, such employment agreements do not contain any provisions regarding compensation or continued employment and are identical in all material respects to those contained in the employment agreement entered into by all of the Company's employees upon the commencement of their employment with the Company. Mr. Dell's employment agreement provides for continued employment for successive one-year terms, subject to termination at any time at the option of Mr. Dell upon 30 days' written notice.

     Under the terms of the Incentive Plan and the Company's prior stock option plans, the Compensation Committee, if it so chooses, may issue awards with provisions that accelerate vesting and exercisability in the event of a change-in-control of the Company and may amend existing awards to provide for such acceleration. To date, the Compensation Committee has not elected to include such acceleration provisions in any awards to the Named Executive Officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Ms. Malone, Mr. Jordan and Mr. Miles served as members of the Compensation Committee of the Company's Board of Directors during fiscal 1996. None of such persons is an officer or employee, or former officer or employee, of the Company or any of its subsidiaries. No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's mission is to become the leader in the personal computer industry by providing products and services of the highest value to its customers. To accomplish this objective, the Company has developed a comprehensive business strategy that emphasizes maximizing long-term stockholder value through return on invested capital, revenue and earnings growth, quality and customer and employee satisfaction.

COMPENSATION PHILOSOPHY

     The Compensation Committee (the "Committee") is committed to implementing a compensation program that furthers the Company's mission. The Committee therefore adheres to the following compensation policies, which are intended to facilitate the achievement of the Company's business strategies:

- - Executives' total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the level of success in meeting specified corporate, business unit and individual performance goals.

- - A significant amount of pay for senior executives should be comprised of long-term, at-risk pay to focus management on the long-term interests of stockholders.

- - The at-risk components of pay offered should be comprised primarily of equity-based pay opportunities. Encouraging a personal proprietary interest provides executives with a close identification with the Company and aligns executives' interests with those of the stockholders. This promotes a continuing focus on building profitability and stockholder value.

- - Compensation opportunities should enhance the Company's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the successful operation and management of the Company depends.

- - Base compensation should target compensation opportunities at the median of compensation paid to executives of similar high-tech companies. However, if the Company's performance exceeds that of its peers, total compensation should be above the median. Likewise, if the Company's performance falls below the performance of its peers, total compensation paid to the senior executives should be below the median compensation paid by the peer group.

     The Committee compares total compensation levels for the Company's senior executives to the compensation paid to executives of a peer group of similar high-tech companies. Each year, management develops the peer group based on similar sales volumes, market capitalization, employment levels and lines of business. The Committee reviews and approves the selection of companies used in the peer group for compensation comparison purposes. For fiscal 1996, the peer group consisted of approximately 20 high-tech companies and is basically unchanged from the comparison group used for fiscal 1995. As in the past, this group is not the same group used for the industry comparison in the performance graph found in "Company Performance" since this group includes additional companies that the Company competes with for people talent, in addition to industry-product competitors.

COMPONENTS OF COMPENSATION

     The key elements of the Company's executive compensation program are base salary, short-term (annual) incentive and long-term incentive compensation. These elements are addressed separately.

     The Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the

Committee considers all elements of an executive's total compensation package, including insurance and other benefits.

     BASE SALARIES. Base salaries are targeted at median levels for the peer group of companies and are adjusted by the Committee to recognize varying levels of responsibility, individual performance, business unit performance and internal equity issues, as well as external pay practices. The Committee reviews each executive's base salary annually.

     Overall, executive salaries were increased in fiscal 1996 at rates comparable to the increases provided in the peer group of high-tech companies, and the salaries are near median levels for that peer group.

     SHORT-TERM INCENTIVES. The Incentive Bonus Plan promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate, business unit and individual performance goals.

     Each year, the Committee establishes these corporate and business unit specific goals relating to each executive's bonus opportunity. For fiscal 1996, the Company's performance and business unit performance were based on financial measures, such as profitability and growth, and on non-financial measures, such as quality, systems infrastructure and process enhancements. For fiscal 1996, a subjective evaluation of individual performance could also result in an upward or downward adjustment of the award. However, such subjective individual performance was eliminated from the program for those corporate vice presidents who participate in the Executive Incentive Bonus Plan ("EIBP") and who are executive officers. The EIBP was approved by the stockholders at the 1995 annual meeting in order to comply with the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code.

     Fiscal 1996 target bonus awards for each of the executives were set slightly above market levels, but required above-average performance from each of the executives to be achievable. For the Company's executive officers, the targets ranged from 75% to 100% of base salaries. The actual percentage to be paid was subject to adjustment above or below the target based on the Company's performance. The Company's performance in fiscal 1996 exceeded the performance levels as specified in the plan, and bonuses were paid to the Named Executive Officers as shown in the Summary Compensation Table. The payouts ranged from 108.2% to 128.6% of the target bonus percentages for each of the Named Executive Officers.

     Beginning in fiscal 1997, the Company's annual incentive plan will be focused primarily on return on invested capital ("ROIC") and revenue growth measures. Under the plan, corporate ROIC must exceed the Company's risk-adjusted weighted average cost of capital before the EIBP bonus pool is funded. This represents an aggressive "stretch" program design that only pays for performance which truly works to enhance stockholder value. Similarly, the Company's revenue growth thresholds are set near 150% of the forecasted computer industry growth rate before the bonus pool will be funded.

     LONG-TERM INCENTIVES. In keeping with the Company's philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise an important component of an executive's total compensation package. These incentives are designed to motivate and reward executives for maximizing stockholder value and encourage the long-term employment of key employees. Long-term incentives are still outstanding pursuant to the Company's 1989 and 1993 Stock Option Plans and are now provided pursuant to the Incentive Plan approved by the stockholders at the 1994 annual meeting.

     When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, individual performance criteria, previous stock option grants and compensation practices at the peer group of companies used to evaluate total compensation. The Committee's objective is to provide executives with long-term incentive award opportunities that approximate the market median but provide for above-market payout opportunities when the Company's stockholder returns exceed industry norms.

     The size of stock option grants is based primarily on the dollar value of the award granted. As a result, the number of shares underlying stock option awards varies and is dependent on the price of the Common Stock on the date of grant. The size of the award can also be adjusted based on individual factors.

     In July 1995, stock options with an exercise price set at fair market value were granted for fiscal 1996 as part of the Company's regular annual grant of stock options. The size of each award was determined based on the criteria for awarding long-term incentives stated in the preceding two paragraphs. These nonqualified options vest ratably on the first five anniversaries of the grant date (20% of the grant each year).

     Because all of the above grants were made at option prices equal to the fair market value of the Common Stock on the dates of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. This design is intended to focus executives on the enhancement of stockholder value over the long-term and to encourage equity ownership in the Company.

     Also, on March 20, 1996, discounted stock options with an exercise price set at 80% of fair market value were granted to 46 of 133 potential participants in the Company's "executive stock ownership incentive program." Under this program executives could elect to forgo a portion of their pre-tax Incentive Bonus Plan or EIBP payouts for fiscal 1996 and receive options granted at 80% of fair market value on the scheduled bonus payment date. Because of the inherent risk in forgoing a cash payment to receive an option grant, the number of shares granted is calculated by dividing the forgone bonus payment amount by 20% of the fair market value of the Common Stock on the bonus payment date. Although the foregone cash payments would have been unrestricted, these discounted options are subject to a one-year holding period requirement, in exchange for the favorable share calculation formula.

     The Committee also approved grants of restricted stock to key employees who joined the Company during fiscal 1996. The restricted stock was required to attract these individuals to the Company and was intended to replace the long-term incentives they forfeited when they left their previous employers. Restricted stock was also used very sparingly for a select group of critical executives (10 to 15 employees) worldwide.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Committee recognizes that Michael S. Dell is the Company's founder and its largest stockholder. In fiscal 1996, Mr. Dell's annualized base salary was increased to $600,000 to reflect the Company's outstanding performance, resulting in base pay closer to median base salary earnings for chief executive officers of the peer group of companies.

     Mr. Dell also received a payment under the EIBP because the Company's performance in fiscal 1996 exceeded the target performance levels specified in the plan, resulting in a payout of 128.6% of Mr. Dell's base salary, versus a target bonus percentage of 100% of base salary earnings for fiscal 1996.

     In fiscal 1996, Mr. Dell also received a grant of 60,000 stock options with an exercise price set at the fair market value of the Common Stock on the date of grant. This award was based on the same criteria under which stock options were awarded to the other executive officers.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Internal Revenue Code generally limits the U.S. corporate income tax deduction for compensation paid to executive officers named in the summary compensation table in the proxy statement of a public company to $1 million, unless the compensation is "performance based compensation" or qualifies under certain other exceptions. When structuring awards to the executive officers, the Committee considers the potential loss of deduction under Section 162(m), as well as the financial statement effect of a particular award. In some cases, an award that qualifies as "performance based compensation" under Section 162(m) may give rise to an accounting treatment that results in an adverse financial statement effect. Consequently, the Committee attempts to strike a reasonable balance between the
Section 162(m) considerations and the financial accounting and other considerations. The Committee may authorize an award that will give rise to a loss of deduction under Section 162(m), but only after determining that the potential adverse financial statement effect of alternative award structures, or other considerations, outweighs the monetary value of the lost deduction. As a result of the Section 162(m) limitation, approximately $750,000 of the compensation earned by Mr. Topfer during fiscal 1996 will be nondeductible (resulting in a cash cost to the Company of approximately $262,500).

CONCLUSION

     The Committee believes these executive compensation policies and programs serve the interests of stockholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the stockholders' benefit.

                                            THE COMPENSATION COMMITTEE

                                            CLAUDINE B. MALONE, Chairman
                                            MICHAEL H. JORDAN
                                            MICHAEL A. MILES

                              COMPANY PERFORMANCE

     The following graph compares the cumulative total return on the Company's Common Stock during the last five fiscal years with the S&P 500 Index and the S&P Computer Systems Index during the same period. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in the Company's Common Stock or the indices on February 3, 1991 and assumes the reinvestment of all dividends. The graph depicts the change in the value of the Company's Common Stock relative to the noted indices as of the end of each fiscal year and not for any interim period. Historical stock price performance is not necessarily indicative of future stock price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN


         MEASUREMENT PERIOD              DELL COMPUTER                         S&P COMPUTER
        (FISCAL YEAR COVERED)             CORPORATION       S&P 500 INDEX     SYSTEMS INDEX(A)
1991                                                 100                100                100
1992                                                 127                119                 78
1993                                                 276                128                 56
1994                                                 129                140                 56
1995                                                 250                137                 68
1996                                                 328                181                 96

                                                               END OF FISCAL YEAR
                                                  --------------------------------------------
                                                  1991    1992    1993    1994    1995    1996
                                                  ----    ----    ----    ----    ----    ----
Dell Computer Corporation........................ $100    $127    $276    $129    $250    $328
S&P 500..........................................  100     119     128     140     137     181
S&P Computer Systems Index.......................  100      78      56      56      68      96

- ---------------

(a) The S&P Computer Systems Index currently consists of Amdahl Corporation, Apple Computer, Inc., Compaq Computer Corporation, Data General Corporation, Digital Equipment Corporation, EMC Corporation, Hewlett-Packard Company, Intergraph Corporation, International Business Machines Corporation, Silicon Graphics, Inc., Sun Microsystems, Inc., Tandem Computers Inc. and Unisys Corporation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides information about the beneficial ownership of Common Stock (the only class of voting securities of the Company outstanding) by the persons known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock, by each of the Company's directors, by each Named Executive Officer and by all of the Company's directors and executive officers as a group. To the best of the Company's knowledge, each such person holds sole investment and voting power over the shares shown, except as otherwise indicated. None of the Company's directors or executive officers beneficially owns any of the Company's Series A Convertible Preferred Stock (the only other class of equity security of the Company outstanding).

                                                           AMOUNT AND NATURE
                                                             OF BENEFICIAL            PERCENTAGE
                    BENEFICIAL OWNER                         OWNERSHIP (A)           OF CLASS (B)
- ---------------------------------------------------------  -----------------         ------------
Michael S. Dell..........................................      14,592,620(c)             15.6%
  2214 West Braker Lane, Suite D
  Austin, Texas 78758-4053
Twentieth Century Companies, Inc.........................       6,771,000(d)              7.2%
  4500 Main Street, P. O. Box 418210
  Kansas City, Missouri 64141-9210
A I M Management Group Inc...............................       5,130,000(e)              5.5%
  11 Greenway Plaza, Suite 1919
  Houston, Texas 77046
The Prudential Insurance Company of America..............       4,723,820(f)              5.0%
  Prudential Plaza
  Newark, New Jersey 07102-3777
Donald J. Carty..........................................          22,400(g)                *
Paul O. Hirschbiel, Jr...................................          14,028(g)(h)             *
Michael H. Jordan........................................          30,400(g)                *
George Kozmetsky.........................................         383,342(i)                *
Thomas W. Luce III.......................................          12,720(g)(j)             *
Klaus S. Luft............................................           6,000(g)                *
Claudine B. Malone.......................................          11,400(g)                *
Michael A. Miles.........................................          17,000(g)(k)             *
Morton L. Topfer.........................................         163,454(g)                *
Eric F. Harslem..........................................         194,343(g)                *
Thomas J. Meredith.......................................         211,269(g)                *
Richard N. Snyder........................................          37,699(l)                *
Directors and executive officers as a group
  (21 persons)(m)........................................      16,021,898(g)             17.0%

- ---------------

 *  Less than 1%.

(a) As of April 26, 1996 (the last trading day of the first quarter of fiscal
    1997), unless otherwise indicated.

(b) Based on the number of shares outstanding (93,702,883) at the close of business on April 26, 1996 (the last trading day of the first quarter of fiscal 1997).

(c) Includes 3,150 shares held for Mr. Dell's account in the Company-sponsored 401(k) retirement savings plan. Does not include 270,000 shares of Common Stock held in a trust of which Mr. Dell is the grantor, 260,000 shares of Common Stock held in a trust of which Mr. Dell's wife is the grantor or 1,381,016 shares of Common Stock held by Mr. Dell's spouse.

(d) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 1996 and reflecting ownership of Common Stock as of December 31, 1995. According to that filing, such shares are held by investment companies and separate institutional investor accounts managed by two registered investment advisors that are wholly-owned subsidiaries of the beneficial owner.

(e) Based on a Schedule 13G filed with the Securities and Exchange Commission and dated February 12, 1996 and reflecting ownership of Common Stock as of December 31, 1995. According to that filing, such shares are held by A I M Advisors, Inc. and A I M Capital Management, Inc., both of which are wholly-owned subsidiaries of the beneficial owner and are registered investment advisors.

(f) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 1996 and reflecting ownership of Common Stock as of December 31, 1995. According to that filing, the beneficial owner holds sole voting and investment power over 394,900 shares, shared voting power over 3,763,020 shares and shared investment power over 4,328,920 shares. Also according to that filing, such shares are for the benefit of the beneficial owner's clients through separate accounts, externally managed accounts, registered investment companies, subsidiaries or other affiliates.

(g) Includes the following number of shares subject to options that were exercisable at or within 60 days after April 26, 1996: Mr. Carty, 20,400 shares; Mr. Hirschbiel, 2,400 shares; Mr. Jordan, 20,400 shares; Mr. Luce, 6,000 shares; Mr. Luft, 6,000 shares; Ms. Malone, 8,400 shares; Mr. Miles, 6,000 shares; Mr. Topfer, 92,250 shares; Mr. Harslem, 83,343 shares; Mr. Meredith, 95,976 shares; and all directors and executive officers as a group, 404,718 shares.

(h) Includes 120 shares held in family trusts of which Mr. Hirschbiel is the trustee.

(i)  Includes 43,150 shares held by Kozfund, Ltd., an affiliate of Dr.
     Kozmetsky.

(j) Includes 6,720 shares owned by the Hughes & Luce Retirement Plan for the benefit of Mr. Luce.

(k)  Includes 5,000 shares held by Mr. Miles' spouse.

(l) Based on Mr. Snyder's ownership of Common Stock as of March 29, 1996, the date his employment with the Company terminated.

(m) Does not include any shares held by Mr. Snyder, whose employment with the Company terminated on March 29, 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     TRANSACTIONS WITH MANAGEMENT. On June 15, 1995, the Company and Thomas L. Thomas, an executive officer of the Company, entered into an agreement regarding the termination of Mr. Thomas' employment with the Company, which was effective July 1, 1995. Under the terms of that agreement, the Company agreed to continue to pay Mr. Thomas' salary (as in effect on the date of the agreement) through December 31, 1995 (or, if earlier, until Mr. Thomas secured other employment), agreed to pay Mr. Thomas approximately $57,000 in cash in March 1996 (which amount represented a prorated amount of the bonus that would otherwise have been paid to Mr. Thomas for fiscal 1996), agreed to accelerate the vesting and exercisability of options for 8,333 shares of Common Stock (pre-split) held by Mr. Thomas, agreed to waive all restrictions on 1,500 shares of Common Stock (pre-split) that Mr. Thomas owned and granted Mr. Thomas a general release from all claims arising from his employment with the Company. Mr. Thomas agreed to comply with certain non-competition covenants through December 31, 1995 and granted the Company a general release of all claims arising from his employment with the Company or the termination thereof.

     On March 28, 1996, the Company and Richard N. Snyder, an executive officer of the Company and a Named Executive Officer herein, entered into an agreement regarding the termination of Mr. Snyder's employment with the Company, which was effective March 29, 1996. Under the terms of that agreement, the Company agreed to pay Mr. Snyder approximately $1.3 million in cash (which included an amount attributable to the bonus that would otherwise have been paid to Mr. Snyder for fiscal 1996), agreed to waive all restrictions on 46,142 shares of Common Stock which Mr. Snyder received as part of a restricted stock grant upon the commencement of his employment and which vested on February 27, 1996 and granted Mr. Snyder a general release from all claims arising from his employment with the Company. Mr. Snyder agreed to comply with certain non-competition covenants for a period of one year following the termination of employment and granted the Company a general release of all claims arising from his employment with the Company or the termination thereof.

     CERTAIN BUSINESS RELATIONSHIPS. Thomas W. Luce III, a director of the Company, is a senior partner with the law firm of Hughes & Luce, L.L.P., Dallas, Texas, which provided certain legal services to the Company during fiscal 1996. The dollar amount of fees that the Company paid to that firm during fiscal 1996 did not exceed 5% of that firm's gross revenues for its last full fiscal year.

     INDEBTEDNESS OF MANAGEMENT. Prior to fiscal 1996, the Company loaned a total of approximately $291,000 to Thomas J. Meredith, an executive officer of the Company. The loans were made for the purpose of allowing Mr. Meredith to pay the exercise price and federal income tax obligation related to option exercises. All of such loans were repaid by Mr. Meredith during fiscal 1996.

                             ADDITIONAL INFORMATION

     STOCKHOLDER PROPOSALS. Any stockholder of the Company desiring to present a proposal for action at the annual meeting of stockholders to be held in 1997 must deliver the proposal to the Company's principal executive offices no later than January 20, 1997, unless the Company notifies the stockholders otherwise. Only those proposals that are proper for stockholder action and otherwise proper may be included in the Company's proxy statement. Written requests for inclusion should be addressed to Corporate Secretary, Dell Computer Corporation, 2214 West Braker Lane, Suite D, Austin, Texas 78758-4053. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

     In recommending candidates to the Board of Directors, the Nominating Committee seeks persons of proven judgment and experience. Stockholders who wish to suggest qualified candidates may write to the Corporate Secretary, Dell Computer Corporation, 2214 West Braker Lane, Suite D, Austin, Texas 78758-4053, stating in detail the qualifications of the persons they recommend.

     STOCKHOLDER LIST. In accordance with applicable Delaware law, the Company will maintain at its corporate offices at 2112 Kramer Lane, Building 1, Austin, Texas, a list of the stockholders entitled to vote at the Annual Meeting, and such list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for a period of ten days prior to the Annual Meeting. The list will also be available for examination at the place of the Annual Meeting during the whole time thereof.

     ANNUAL REPORT. The Company's Annual Report to Stockholders for the fiscal year ended January 28, 1996 is being mailed to stockholders concurrently with this Proxy Statement and does not form any part of the proxy solicitation material.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED JANUARY 28, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO DONALD D. COLLIS, INVESTOR RELATIONS, DELL COMPUTER CORPORATION, 2214 WEST BRAKER LANE, SUITE D, AUSTIN, TEXAS 78758-4053.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

                          DELL COMPUTER CORPORATION

                                    PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 12, 1996 AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DELL COMPUTER CORPORATION

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Dell Computer Corporation (the "Company") to be held on July 12, 1996 and the related Proxy Statement; (b) appoints Morton L. Topfer and Thomas B. Green, or either of them, as Proxies, each with the power to appoint a substitute; (c) authorizes the Proxies to represent and vote, as designated below, all the shares of the Company's common stock, par value $.01 per share (the "Common Stock"), held of record by the undersigned on May 17, 1996 at such Annual Meeting and any adjournments or postponements thereof; and (d) revokes any proxies previously given.

1. Election of three Class II directors (Nominees: Michael S. Dell, Michael H. Jordan and Klaus S. Luft).

        [ ] FOR ALL NOMINEES        [ ] WITHHOLD AUTHORITY TO VOTE FOR
                                        ALL NOMINEES

        To vote for fewer than all nominees, print the names of the nominees you wish to vote FOR in the following space:

        ------------------------------------------------------------------------

2. A proposal to ratify the selection of Price Waterhouse LLP as the Company's Independent accountants for fiscal 1997.

        [ ] FOR            [ ] AGAINST             [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR THE RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS. THE PROXIES WILL USE THEIR DISCRETION WITH REGARD TO ANY MATTER REFERRED TO IN ITEM 3 ABOVE.


Please sign, date and return this proxy as promptly as possible in the envelope provided.

Dated:                , 1996
      ----------------


                                       -----------------------------------------

                                       -----------------------------------------
                                             Signature(s) of Stockholder(s)

                                       EACH JOINT OWNER SHOULD SIGN.
                                       SIGNATURES SHOULD CORRESPOND WITH THE
                                       NAMES PRINTED ON THIS PROXY.  ATTORNEYS,
                                       EXECUTORS, ADMINISTRATORS, GUARDIANS,
                                       TRUSTEES, CORPORATE OFFICERS OR OTHER
                                       SIGNING IN A REPRESENTATIVE CAPACITY
                                       SHOULD GIVE FULL TITLE.